                                                                    Exhibit 99.2

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           DELUXE MEDIA SERVICES, INC.

                               SONIC FOUNDRY, INC.

                       SONIC FOUNDRY MEDIA SERVICES, INC.

                                       AND

                        INTERNATIONAL IMAGE SERVICES INC.


                             -----------------------

                              Dated April 30, 2003

                             -----------------------

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                                TABLE OF CONTENTS
                                -----------------

                                                                                Page
                                                                                ----
1. Purchase and Sale of Assets .................................................   1
       1.1  Assets to be Transferred by Seller .................................   1
       1.2  Excluded Assets ....................................................   3
       1.3  Assumption of Liabilities ..........................................   3
       1.4  Liabilities Not to be Assumed ......................................   3
       1.5  Assets Not Assignable ..............................................   5

2. Purchase Price and Payment ..................................................   6
       2.1  Purchase Price .....................................................   6
       2.2  Payment of Purchase Price ..........................................   6
       2.3  Working Capital Adjustment .........................................   6
       2.4  Payment ............................................................   8

3. Representations and Warranties of Seller and Parent .........................   8
       3.1  Corporate ..........................................................   8
       3.2  Authority ..........................................................   9
       3.3  No Violation .......................................................   9
       3.4  No Default .........................................................   9
       3.5  Financial Statements ...............................................  10
       3.6  Compliance with Laws ...............................................  11
       3.7  Title to Purchased Assets ..........................................  11
       3.8  Intellectual Property ..............................................  11
       3.9  Inventory ..........................................................  12
       3.10 Brokers and Finders ................................................  13
       3.11 Tax Matters ........................................................  13
       3.12 Liabilities and Obligations ........................................  13
       3.13 Related Party Transactions .........................................  14
       3.14 Contracts ..........................................................  14
       3.15 Receivables ........................................................  15
       3.16 Litigation .........................................................  15
       3.17 Insurance ..........................................................  15
       3.18 Employment, Labor and Other Relations ..............................  16
       3.19 Employee Benefits ..................................................  17
       3.20 Environmental Matters ..............................................  18
       3.21 Rebate Liability ...................................................  19
       3.22 Principal Customers and Suppliers ..................................  19
       3.23 Real Estate and Leases .............................................  19
       3.24 Solvency ...........................................................  20
       3.25 Disclosure .........................................................  20

4. Representations and Warranties of Buyer .....................................  20
       4.1  Existence ..........................................................  20
       4.2  Authority ..........................................................  20

                                      -i-

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
       4.3  No Violation ...................................................  21
       4.4  Brokers and Finders ............................................  21
       4.5  Financing ......................................................  21

5.  Covenants  .............................................................  21
       5.1  Conduct of Business Pending Closing ............................  21
       5.2  Non-Compete; Nonsolicitation ...................................  22
       5.3  Confidentiality ................................................  22
       5.4  Remedies .......................................................  23
       5.5  Supplements to Disclosure Schedules ............................  23
       5.6  Accounts Receivable ............................................  23
       5.7  Hiring; Release ................................................  24
       5.8  Further Assurances .............................................  24

6.  Employees ..............................................................  24
       6.1  Affected Employees .............................................  24
       6.2  Severance ......................................................  25
       6.3  Other Benefits .................................................  25

7.  Closing ................................................................  25
       7.1  Closing Date ...................................................  25
       7.2  Conditions Precedent to Obligations of Seller ..................  25
       7.3  Conditions Precedent to Obligations of Buyer ...................  26
       7.4  Items to be Delivered by Seller ................................  27
       7.5  Items to be Delivered by Buyer .................................  28

8.  Survival of Representations and Warranties and Covenants ...............  28

9.  Indemnification ........................................................  29
       9.1  Seller's Indemnity .............................................  29
       9.2  Buyer's Indemnity ..............................................  29
       9.3  Procedure for Asserting Indemnification ........................  30
       9.4  Amount Limitation ..............................................  31
       9.5  Not Exclusive Remedy ...........................................  31

10. Termination ............................................................  31
       10.1 Right of Termination Without Breach ............................  31
       10.2 Termination for Breach .........................................  32
       10.3 Effect of Termination ..........................................  32

11. Miscellaneous ..........................................................  32
       11.1 Expenses Incident to Transaction ...............................  32
       11.2 Governing Law ..................................................  32
       11.3 Notices ........................................................  32
       11.4 Entire Agreement ...............................................  33
       11.5 Modification; Waiver ...........................................  34
       11.6 Assignment; Binding Nature .....................................  34

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
    11.7  Arbitration ......................................... 34
    11.8  Disclosures and Announcements ....................... 34
    11.9  Counterparts; Facsimile ............................. 34
    11.10 Negotiation ......................................... 35
    11.11 Third-Party Beneficiaries ........................... 35
    11.12 Bulk Transfer Law ................................... 35
    11.13 Knowledge ........................................... 35
    11.14 Definitions ......................................... 35

                                    Exhibits

Exhibit A    -   Bill of Sale
Exhibit B    -   Assignment and Assumption Agreement
Exhibit C    -   Form of Estoppel Certificate
Exhibit D    -   Software Support and Transition Services Agreement
Exhibit E    -   License

                                   Schedules

Schedule 1.1     -  Trade Rights, Software, Domain Names
Schedule 1.1(c)  -  Assumed Contracts
Schedule 1.1(d)  -  Personal Property
Schedule 1.2     -  Excluded Assets
Schedule 1.3     -  Assumed Liabilities
Schedule 1.5     -  Consents Required for Transfer of Assumed Contracts
Schedule 2.3     -  Closing Working Capital Calculation
Schedule 3.1     -  Foreign Qualifications
Schedule 3.3     -  No Violations
Schedule 3.4     -  Defaults
Schedule 3.5     -  Financial Statements
Schedule 3.7     -  Exceptions to Title; Condition of Assets
Schedule 3.8     -  Intellectual Property Exceptions
Schedule 3.9     -  Inventory Location
Schedule 3.11    -  Taxes
Schedule 3.12    -  Liabilities
Schedule 3.13    -  Related Party Transactions
Schedule 3.14    -  Contracts
Schedule 3.15    -  Receivables Aging
Schedule 3.16    -  Litigation
Schedule 3.17    -  Insurance
Schedule 3.18(a) -  Employees
Schedule 3.18(b) -  Labor Matters
Schedule 3.19    -  Employee Benefits
Schedule 3.20    -  Environmental
Schedule 3.21    -  Rebates
Schedule 3.22    -  Principal Customers and Suppliers
Schedule 3.23    -  Real Property
Schedule 7.4     -  Required Third Party Consents

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (the "Agreement") made as of this 30th day of April, 2003 by and among DELUXE MEDIA SERVICES, INC., a Delaware corporation ("Buyer"), SONIC FOUNDRY, INC., a Maryland corporation ("Parent"), SONIC FOUNDRY MEDIA SERVICES, INC., a Maryland corporation ("SFMS") and INTERNATIONAL IMAGE SERVICES INC., an Ontario Canada corporation ("IIS" and collectively with SFMS, "Seller").

                                    RECITALS:

     1. Seller is engaged in, among other things, the business of media duplication, standards/format conversion, high definition mastering and duplication, aspect ratio conversion, program content technical evaluation, audio layback, digital restoration, digital preparation, MPEG and IP (internet protocol) encoding services, media asset management, Business to Business web sites relating to media asset management, vaulting/shipping/fulfillment, services related to video production and post-production, Digital Rights Management services, providing services to assist in a customer's licensing and syndication of its program content, media workflow management, and related consulting and other services all for the domestic and international television and motion picture industries (the "Business").

     2. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Business, including Seller's and Parent's (except as otherwise provided herein) assets related to the Business.

     NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Purchase and Sale of Assets.

        1.1 Assets to be Transferred by Seller. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 7), Parent and Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept, all right, title and interest in and to the assets of Parent and Seller used or held by either of them in the conduct of the Business, whether tangible or intangible and wherever located (but excluding the Excluded Assets, as defined below) (the "Purchased Assets"). The Purchased Assets include the following:

        (a) Trade Rights. All interest in the Trade Rights that are used in the Business. As used herein, the term "Trade Rights" shall mean: (i) all patents, trademarks, service marks and logos associated with the Business, including all trademark rights in the marks listed on Schedule 1.1; (ii) all copyrights associated with the Business (including but not limited to the Software) as listed on Schedule 1.1; (iii) all inventions, know-how, designs, trade secrets, technology, processes, shop rights; (iv) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof; (v) all contracts or agreements granting any right, title, license or privilege with respect to the intellectual property rights of any third party or Seller; (vi) customer and

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prospective customer lists and contact information; (vii) all rights in and to the Internet domain names used exclusively in the Business, including those listed on Schedule 1.1 and similar derivatives thereof; and (viii) all other proprietary intangible property used or held for use in the Business. The Trade Rights are described in more detail on Schedule 1.1 attached hereto.

        (b) Inventory. All inventories including work-in-process, raw materials and supplies held on the Closing Date and specifically including inventories of tape and other fixed media (collectively, the "Inventory").

        (c) Contracts. All rights and interests in and to the Assumed Contracts. As used herein, "Assumed Contracts" means the Business' executory contracts, contractual rights, leases, licenses and other agreements existing as of the Closing Date, as described on Schedule 1.1(c) attached hereto, and all contracts and obligations existing as of this date if not required to be specifically disclosed by Section 3.14(a) of this Agreement, and entered into by Seller between this date and the Closing Date to the extent that such contracts and obligations would not constitute a violation of Seller's covenants in Section 5.1(b) and (c) as of the Closing Date or were entered into with the consent of Buyer.

        (d) Personal Property. All equipment, machinery, tools, supplies, furniture, fixtures, vehicles, hardware and all other personal property owned and used in connection with the Business on the Closing Date, and except as set forth on Schedule 1.2 (Excluded Assets), all equipment, machinery, tools, supplies, furniture, fixtures, vehicles, hardware and all other personal property located in Seller's facilities in Toronto, Ontario or Santa Monica, California, including but not limited to those items described on Schedule 1.1(d) attached hereto. All personal property that is subject to a lease that is included in the Assumed Contracts is also included in the Purchased Assets being transferred to Buyer.

        (e) Software. All software and software systems (including third party software), databases and database systems used in the Business, as described on
Schedule 1.1, including but not limited to source and object code therefor including all machine readable code, printed listings of code, and programs (collectively, the "Software," with Software and Trade Rights being collectively referred to as "Intellectual Property").

        (f) Records. All of Seller's books, records, files, papers and other information and records relating to the Business.

        (g) Goodwill. All of Seller's goodwill related to the Business.

        (h) Account Receivable. All of Seller's Accounts Receivable. As used herein, the term "Accounts Receivable" shall mean all of Seller's accounts receivable and notes receivable existing as of the Closing Date.

        (i) Prepayments for Goods and Services. All rights and interests of Seller in and to any amounts received by or invoiced or otherwise billed by Seller to the extent such amounts relate to obligations on the part of Seller to provide goods, grant licenses or rights, or perform services after Closing, as the same may exist at the Closing ("Customer Prepayments").

        (j) Other Assets. All other assets employed in the conduct of the Business, whether real, personal, or tangible, intangible or mixed and whether or not reflected in the financial statements or on the books or records of Seller, including all rights under executory contracts and purchase and sale orders to be assumed by Buyer hereunder, all credits, pre-paid expenses and advance payments under all leases and other contracts or obligations to be assumed by Buyer hereunder and any other prepaid expenses to the extent properly assignable to Buyer and permits and licenses to the extent transferable under law.

        (k) Other. All claims, causes of action and rights of recovery with respect to any of the foregoing.

        1.2 Excluded Assets. Seller shall not sell to Buyer, and Buyer shall not purchase from Seller, the assets described on Schedule 1.2 of this Agreement (the "Excluded Assets"). None of the Excluded Assets listed on Schedule 1.2 is physically located at Seller's facilities in Toronto, Ontario or Santa Monica, California.

        1.3 Assumption of Liabilities. As used in this Agreement, the term "Liability" shall mean any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the obligations of Seller with respect to periods from and after the Closing Date under the Assumed Contracts, and the Liabilities of Seller expressly set forth on Schedule 1.3, all Liabilities specifically included in the Working Capital Adjustment of Section 2.3 and all Liabilities arising in the ordinary course of the Business as a result of events occurring from and after the Closing (collectively, the "Assumed Liabilities").

        1.4 Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 1.3, Buyer shall not assume, or in any way become liable for, any Liabilities of Seller, Parent or the Business of any kind or nature, whether known or unknown, fixed or contingent (collectively, the "Excluded Liabilities"), which Liabilities, if ever in existence, shall continue to be Liabilities of Seller or Parent, as the case may be and which Seller and Parent (as the case may be) agree to perform and discharge from and after the Closing Date. Specifically, but without limiting the generality of the preceding sentence, Buyer shall not assume or be liable for the following Excluded
Liabilities:

        (a) Violation of Representations, Etc. Liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Seller or Parent contained in this Agreement or in any statement or certificate delivered to Buyer by or on behalf of Seller or Parent on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby.

        (b) Undisclosed Liabilities. Liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer, if not so disclosed in writing and specifically assumed in writing by Buyer.

        (c) Contingent Liabilities. Contingent Liabilities of Seller or Parent of any kind arising or existing on or prior to the Closing Date, including, but not limited to, contingent Liabilities which are currently or hereafter become, the subject of claims, proceedings, assertions, litigation, causes of action or arbitration.

        (d) Rebates; Customer Credit Memos. Any and all Liabilities of Seller in respect of (i) rebates and pricing discounts payable to any of Seller's customers or vendors relating to services rendered before the Closing Date (except as may be expressly reflected in the Final Closing Statement), and (ii) credit memos issued by Seller or under which Seller is obligated to issue to customers related to activity occurring prior to the Closing Date. Credit memos shall include, but not be limited to, pricing adjustments, credit and rebill transactions, error corrections, rebates, credits arising from customer disputes, and any other adjustment to customer receivables or customer invoices arising from activity occurring prior to the Closing Date.

        (e) Taxes Due on Sale. Liabilities of Seller or Parent for Taxes arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement.

        (f) Other Taxes. Liabilities of Seller or Parent, whether absolute, accrued, contingent or otherwise, for: (i) federal and state income taxes; (ii) all taxes relating to any real property; (iii) all franchise taxes of Seller;
(iv) all personal property, sales, use, information and payroll and related taxes of Seller; (v) any other Taxes of Seller or Parent; and (vi) all interest and penalties, if any, on any of the foregoing.

        (g) Pension and Other Employee Plans. Liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay (except for amounts to be paid by Buyer as described in Section 6.2 hereof), group insurance or other similar Employee Plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller's employees at any time through and including the Closing Date, including those listed on Schedule 3.19 and any assessments, fines, penalties or monetary damages arising out of the operation of such plans prior to the Closing Date.

        (h) Personal Injury, Products Liability and Recall Claims. Liabilities of Seller or Parent arising out of any claim for personal injury (including worker's compensation or otherwise), property damage, product recall, product liability or strict liability, arising from events (including the assembly or shipment of goods) occurring on or prior to the Closing Date (whether or not such claim is then asserted).

        (i) Environmental Matters. Any Liabilities arising out of claims alleging damage to the environment or similar claims arising as a result of the conduct of the Business or the ownership, lease or operation by Seller or Parent of real property on or before the Closing Date.

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          (j)  Infringements. Any Liability of Seller or Parent arising out of any wrongful or unlawful violation or infringement of any copyright, patent or other intellectual property right of any person or entity occurring on or prior to the Closing Date.

          (k) Indebtedness. Any Liabilities in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of Indebtedness, whether or not disclosed in this Agreement or otherwise of Seller or Parent.

          (l) Litigation. Liabilities of Seller or Parent arising out of any claim, action, suit or proceeding pending or threatened as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date, including all claims, actions, suits or proceedings described in
Schedule 3.16.

          (m) Contracts and Leases. Any and all Liabilities of Seller under any Contracts of Seller not assumed by Buyer hereunder (including any contracts and agreements included in the Excluded Assets) and any and all Liabilities of Seller for breaches of any contracts, agreements, leases or other commitments of Seller arising or occurring on or prior to the Closing (whether or not any such contract, agreement, lease or other commitment is assumed by Buyer hereunder).

          (n) Payments to Affiliates. Any Liabilities due to or payable to any affiliates of Seller.

          (o) Excluded Assets. Any Liabilities arising out of or relating to the Excluded Assets.

          1.5  Assets Not Assignable.

          (a) Schedule 1.5 hereto lists all of the Assumed Contracts that require the consent of a third party in order to be assigned to Buyer. Seller promptly will give such notices to third parties and use its reasonable best efforts to obtain the third party consents identified on Schedule 1.5 and such other third party consents and estoppel certificates as Buyer may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement (the "Consents"). Buyer shall cooperate and use reasonable efforts to assist Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Buyer in its reasonable discretion may deem adverse to its interests or the Business. If any of the Purchased Assets cannot be assigned without the consent, waiver or authorization of a third person, or if such assignment or attempted assignment would constitute a breach under any agreement related to any Purchased Asset, or a violation of any law, statute, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment of such interest (such interests being hereinafter collectively referred to as "Restricted Interests"). If there are any consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Contract as to which such consents were not obtained (or otherwise are not in full force and effect), Buyer may waive any closing conditions as to any such Consent and either: (i) elect to have Seller continue its efforts to obtain the Consents; or (ii) elect to have Seller retain that Contract and all Liabilities arising therefrom or relating thereto.

          (b) Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to transfer to Buyer any Restricted Interests without Seller first having obtained all consents, waivers and authorizations necessary for such transfers. In consultation with each other as to the practicalities of proposed actions, Seller and Buyer shall use all reasonable efforts to assist each other in obtaining such consents, waivers and authorizations and to resolve any impracticalities of assignment referred to in
Section 1.5(a) hereof.

          (c)  If the consents, waivers and authorizations referred to in
Section 1.5(a) hereof are not obtained by Seller, or until the impracticalities of transfer referred to therein are resolved, Seller shall, at Buyer's expense
(i) provide to Buyer, at Buyer's request, the benefits of any Restricted Interests as is reasonably practical, (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Buyer, and (iii) enforce, at Buyer's request and for Buyer's account, any rights of Seller arising from any Restricted Interests (including the right to elect to terminate in accordance with the terms thereof upon request from Buyer).

     2.   Purchase Price and Payment.

          2.1 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be the sum of Four Million Five Hundred Thousand Dollars ($4,500,000).

          2.2 Payment of Purchase Price. The Purchase Price shall be paid to Seller at Closing by wire transfer to an account designated by Seller in writing at least two days prior to the Closing.

          2.3 Working Capital Adjustment. Buyer shall pay to Seller the amount, if any, by which the Closing Working Capital is greater than zero (the "Working Capital Adjustment"). For this purpose, "Closing Working Capital" shall mean the book value of the current assets included within the Purchased Assets as of the Closing Date (including any amounts accrued but unbilled for work in process, inventories of materials at cost and all other current assets, and Accounts Receivable exclusive of a reasonable reserve for doubtful accounts), less the current liabilities that are Assumed Liabilities as of the Closing Date, all as calculated in a manner consistent with Schedule 2.3 hereto, based upon the Final Closing Statement described in Section 2.3(e) below.

          (a) Estimated Closing Statement. On or prior to the fifth day prior to the Closing, Seller will deliver to Buyer a statement of Closing Working Capital estimated as of the Closing Date ("Estimated Closing Working Capital"). Any portion of Accounts Receivable that as of the Closing have been outstanding for in excess of one hundred twenty (120) days shall be excluded from current assets for purposes of the Estimated Closing Working Capital, and any subsequent amounts actually received by Buyer on such excluded accounts receivable shall be paid by Buyer to Seller, without interest, as provided in Section 2.4 below, or
Section 5.6 of this

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Agreement. Buyer will pay to Seller at Closing an amount equal to sixty percent
(60%) of the positive Estimated Closing Working Capital ("Working Capital Initial Payment").

          (b) Final Closing Statement. No sooner than ninety (90) calendar days and not later than one hundred twenty (120) calendar days after the Closing Date, Buyer will prepare and deliver to Seller a statement of the Closing Working Capital (the "Closing Statement"). Upon receipt of the Closing Statement, Seller and its independent accountants shall be permitted during the succeeding period of thirty (30) calendar days to examine the books and records of the Business and the work papers prepared by Buyer and/or Buyer's independent accountants in preparing the Closing Statement. Current assets determined for purposes of the Closing Statement shall not include any Accounts Receivable outstanding and unpaid as of the date of the statement, and any subsequent amounts actually received by Buyer on such excluded Accounts Receivable shall be paid by Buyer to Seller, without interest, as provided in Section 5.6 of this Agreement.

          If Seller agrees to the Closing Statement, it shall become the "Final Closing Statement." If Seller does not agree to the Closing Statement it shall within thirty (30) calendar days after its receipt of the Closing Statement, prepare and deliver to Buyer a list of proposed adjustments to the Closing Statement (the "Proposed Closing Statement Adjustments"), explaining such adjustments in reasonable detail.

          (c) Disputes. Buyer and Seller shall use reasonable efforts to resolve the Proposed Closing Statement Adjustments. If Buyer and Seller are able to reach an agreement on the Proposed Closing Statement Adjustments, the Closing Statement shall be amended to reflect such agreement and shall become the Final Closing Statement. If Buyer and Seller are unable to reach an agreement on the Proposed Closing Statement Adjustments within thirty (30) calendar days after receipt by Buyer of the Proposed Closing Statement Adjustments, then the Proposed Closing Statement Adjustments shall be submitted by Buyer and Seller to an Accounting Referee. The parties shall use reasonable efforts to cause the Accounting Referee to promptly review the Proposed Closing Statement Adjustments and determine the final value of each of the Proposed Closing Statement Adjustments within thirty (30) calendar days after the date on which the Proposed Closing Statement Adjustments are referred to the Accounting Referee. In making such determination, the Accounting Referee shall consider only the items or amounts in dispute (and any other items or amounts relating thereto) and shall not determine any Proposed Closing Statement Adjustment to be outside the range proposed by Buyer and Seller. Upon the Accounting Referee's determination of the final value of all of the Proposed Closing Statement Adjustments, the Closing Statement shall be deemed amended to reflect such determination and, as amended, shall become the Final Closing Statement.

          (d) Accounting Referee. In the event that it becomes necessary for the parties to select an "Accounting Referee" under this Section 2, Buyer and Seller shall select a firm of certified public accountants of national or regional standing mutually acceptable to Seller and Buyer to act as the accounting referee ("Accounting Referee"). In the event that Seller and Buyer are unable to agree upon the selection of the Accounting Referee, either party may provide written notice to the other, in which case the Seller shall select a firm of certified public accountants of national or regional standing and Buyer shall select a firm of certified public accountants of national or regional standing, and the two firms so selected shall select a third firm of certified public accountants of national or regional standing which the parties shall retain to act as the Accounting Referee. The fees, costs and expenses of the Accounting Referee in assisting with the resolution or in resolving any Proposed Adjustments shall be shared equally by Buyer and Seller.

          (e) Final Closing Statement. The Final Closing Statement shall be deemed to be and shall be conclusive and binding on the parties to this Agreement for purposes of determining the Closing Working Capital pursuant to this Section 2.3. The parties agree that the amounts set forth in the Final Closing Statement arrived at as a result of the above process shall be deemed to have been arrived at in an arbitration proceeding and that a judgment may be entered by a court of competent jurisdiction enforcing the Final Closing Statement as so determined.

          2.4 Payment. The Closing Statement sent by Buyer pursuant to Section 2.3(b) shall be accompanied by a check in the amount by which the Closing Working Capital as set forth in such statement exceeds the amount of the Working Capital Initial Payment paid by Buyer pursuant to Section 2.3(a) ("Interim Working Capital Payment"). Within five (5) days following the agreement on the Final Closing Balance Sheet and the final determination of Closing Working Capital, Buyer shall pay to Seller in cash the amount by which the Closing Working Capital set forth in the Final Closing Statement exceeds the sum of the Working Capital Initial Payment plus the Interim Working Capital Payment. In the event the sum of Working Capital Initial Payment plus the Interim Working Capital Payment exceeds the Closing Working Capital set forth on the Final Closing Statement, Seller shall, within such five (5) day period, repay the amount of such excess in cash to Buyer.

     3. Representations and Warranties of Seller and Parent. Seller and Parent jointly and severally represent and warrant to Buyer as follows:

          3.1 Corporate. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with all requisite power and authority to own and lease its properties to and operate its business as and where it is now being conducted and to enter into this Agreement and perform its obligation hereunder. SFMS and IIS are corporations duly organized, validly existing and in good standing under the laws of the State of Maryland and the Province of Ontario respectively, with all requisite power and authority to own and lease their properties and to operate their respective business as and where they are now being conducted and to enter into this Agreement and perform the transactions contemplated hereby, including without limitation full legal right, power and authority to transfer the Purchased Assets to Buyer. Seller is qualified or licensed to do business and in good standing in each jurisdiction in which such qualification or licensing is necessary, except for where failure to be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 lists each state where either Seller is qualified to do business as a foreign corporation. For purposes of this Agreement, "Material Adverse Effect" means an adverse change in the ability of Parent and Seller or Buyer, as the case may be, to perform its obligations under this Agreement or an adverse change in the business, financial condition, results of operations or prospects of the Business or Buyer, as the case may be, which is material to the Business or Buyer, as the case may be, except for (i) any adverse change resulting from general economic, financial or market conditions that does not disproportionately affect the

Business, (ii) any adverse change resulting from conditions or circumstances generally affecting the industry in which the Business or Buyer's business operates, as the case may be, and (iii) any adverse change resulting from the announcement or pendency of this Agreement or the transactions contemplated thereby; provided that a decision by MGM to accept a proposal to purchase future services of the type currently purchased from Seller from another vendor, which decision is not based upon a breach by Seller of its prior or existing service obligations to MGM, shall not alone be deemed to be a Material Adverse Effect.

          3.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby will at Closing have been duly authorized by Seller's Board of Directors and by Parent's Board of Directors. No shareholder approval or other corporate act or proceeding on the part of Seller or Parent is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller or Parent pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed, delivered and approved by the Board of Directors of Seller and Parent, the other documents and instruments to be executed and delivered by Seller or Parent pursuant hereto will constitute, valid and binding agreements of Seller and Parent, respectively, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

          3.3 No Violation. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller or Parent pursuant hereto, nor the consummation by such parties of the transactions contemplated hereby and thereby, will: (a) violate any statute or law, or any rule, regulation or decree of any court or governmental authority; (b) require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency; or (c) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets, any term or provision of Parent's or Seller's Articles or Certificate of Incorporation or Bylaws or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or Parent is a party or by which Seller or Parent or any of their assets or properties may be bound or affected, except, in the case of items (a) and (b), such violation, default, conflict or failure to obtain any authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect.

          3.4 No Default. Except as set forth in Schedule 3.4, Seller is not in material default under, or alleged to be in material default under, any Assumed Contract, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, could constitute a material default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any material lien on any of the Purchased Assets. To Seller's knowledge, no third party is in material default under any Assumed Contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, could constitute a material default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

          3.5 Financial Statements. Schedule 3.5 contains correct and complete copies of income statements of the Business for the fiscal years ended September 30, 2001 and September 30, 2002, the fiscal quarters ended December 31, 2001 and 2002, a balance sheet as of the last day of each such period and the consolidating statements of income for the fiscal year ended September 30, 2002 and the fiscal quarter ended December 31, 2002 (collectively, the "Financial Statements"). The Financial Statements are complete and accurate in all material respects and fairly presents the assets, liabilities and financial position, and the results of operations of the Business as of the dates indicated, in accordance with generally accepted accounting principles, consistently applied, except for the absence of footnotes, cash flow statements and statements of changes in stockholders' equity.

          Since the date of the Financial Statements, except as set forth in
Schedule 3.5, there has been no material adverse change in the financial condition, assets, liabilities, prospects business or operations of the Business, and Seller has not taken any action outside the ordinary course of business. Without limiting the generality of the foregoing, there has not been:
(a) any material adverse change in the condition (financial or otherwise) of the properties, assets, Liabilities, results of operation or business prospects of Seller or any event, occurrence, development, state of circumstances or facts that could reasonably be expected to result in a material adverse change; (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, Liabilities, financial condition, results of operations or business prospects of Seller; (c) any increase in the compensation, commissions or perquisites payable or to become payable by Seller to any director, officer, employee, or agent of Seller or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of Seller (other than any such increase or payment to persons that is paid or become payable in the ordinary course of business consistent with past practices); (d) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (e) any cancellation of any Liabilities owed to or claims held by Seller or the incurrence of any Liabilities other than in the ordinary course; (f) any sale, lease, abandonment or other disposition by Seller, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or any intangible assets utilized in the business of Seller; (g) any termination other than in the ordinary course of any Contract material to the Business; (h) any agreement or commitment by Seller to incur capital expenditures in excess of $50,000 per item or $100,000 in the aggregate;
(i) any material change in the customary methods of operations of Seller, including practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing; (j) any issuance of shares of stock or the granting, issuance or exercise of any right, warrant, option or similar commitment relating to the capital stock of Seller or any other equity interest in Seller; (k) any adoption of, amendment to or increase in the payments or benefits under any Employee Plan, including any a severance or termination pay plan or agreement for any director, officer or employee of Seller; (l) any write-up or write-down of the value of or other revaluation of any of the Purchased Assets, other than in the ordinary course of business consistent with past practices and in accordance with generally accepted accounting principles;
(m) any incurrence, assumption or guarantee by Seller of any indebtedness, or
(n) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

          3.6  Compliance with Laws.

          (a) Compliance. Seller is in compliance in all material respects with all applicable Laws. "Laws" shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment. Neither Parent as it relates to the Business or Seller has received any notice of any violation or alleged violation of any Laws.

          (b) Licenses and Permits. Seller has all licenses, permits, approvals, authorizations or qualifications required for the conduct of the Business (as presently conducted by Seller), and all such licenses, permits, approvals, authorizations or qualifications are valid and in full force and effect.

          3.7  Title to Purchased Assets.

          (a) Except as set forth in Schedule 3.7, Seller has good and marketable title to the Purchased Assets, and the Purchased Assets are free and clear of all liens, claims, security interest and other encumbrances. The Purchased Assets comprise all assets required for the conduct of the Business. Except as set forth in Schedule 3.7, the Purchased Assets include all assets of Parent and Seller utilized in the conduct of Seller's Business.

          (b) Except as disclosed in Schedule 3.7, the properties and assets of Seller that are utilized in the operation of the Business as presently conducted are in good operating condition and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and conform in all respects to all applicable Laws relating to their construction, use and operation.

          3.8  Intellectual Property.

          (a) Schedule 1.1 sets forth a complete and accurate list of the Intellectual Property owned or used by Seller or in which Seller has an interest, in each case specifying whether any Intellectual Property is owned or licensed, the jurisdiction in which any patent, registration or pending application has been filed, and, where applicable, the patent, registration or application number therefor. Seller either owns or has all necessary licenses to use the Intellectual Property currently being used in the operation of the Business, and except as set forth on Schedule 1.2 or Schedule 3.8(a), all such licenses are transferable to the Buyer. Except as set forth in Schedule 3.8(a), Seller is the sole and exclusive owner of the Intellectual Property, free and clear of all claims, liens, and encumbrances, and has the sole and exclusive valid right to use such Intellectual Property. All Intellectual Property shown as registered in Schedule 1.1 have been properly registered and maintained, all pending registrations and applications have been properly made and filed, all annuity, maintenance, renewal and other fees relating to registrations or applications are current and none of such Intellectual Property has lapsed, expired or been abandoned, and no such Intellectual Property is the subject of any opposition, cancellation, proceeding or other legal or governmental proceeding before any governmental authority. Except as set forth on Schedule 3.8(a), Seller has not granted any license or made any assignment of any Intellectual Property and no other person has any right to use any Intellectual Property owned or held by Seller. Except as set forth on Schedule 3.8(a), Seller does not pay any royalties or other consideration for the right to use any Intellectual Property of others. Except as set forth on Schedule 3.8(a), there are no claims asserted or threatened and no litigation pending or threatened to challenge Seller's right, title and interest with respect to its continued use of, and right to preclude others from using, any Intellectual Property of Seller, and to the knowledge of Seller, there is no basis for any of the foregoing. Except as set forth on Schedule 3.8(a), to Seller's knowledge, none of the Intellectual Property infringe any patent, trademark, trade secret rights, copyrights or other intellectual property rights of any third party.

          (b) Except as set forth on Schedule 3.8(b), (i) all current and former (former being defined as those employees who worked for Seller as of, or after, August 20, 2000) employees of Seller or any Affiliate involved in the development of Intellectual Property have executed written agreements assigning to Seller all right, title and interest in Intellectual Property developed by such employee as part of their employment activities; and (ii) all third parties involved in the development of Intellectual Property have executed written agreements assigning to Seller or otherwise acknowledging Seller's exclusive ownership of all rights in such Intellectual Property. Except as described on
Schedule 3.8(b), neither Seller nor Parent has any knowledge that any former employee has claimed any interest in any of the Intellectual Property utilized in the operation of the Business.

          (c) The consummation of the transactions contemplated by this Agreement will not alter or impair any of the rights of Seller in any Intellectual Property.

          (d) At or prior to Closing, Seller shall have delivered to Buyer a true, accurate and complete copy of the source and object code for the Software included in the Purchased Assets, excluding Media QC for which Seller will deliver the object code and all source code except for that portion of the source code and object code which is used for video conversion, and excluding any third party Software for which Seller does not possess the source code. The Intellectual Property, including all Software, are operating in accordance with the specifications therefor. Except as disclosed in Schedule 3.8(c), Seller has not disclosed or made available the source code for any part of the Software to any person other than affiliates of Seller. Schedule 3.8(c) lists all instances since January 1, 2002 in which (i) failures in the Software or the hardware that supports it has rendered such Software unavailable to the customers of the Business, or (ii) failures in the Software or the hardware that supports any of these have caused Seller to fail to deliver the associated services to the customers of the Business.

          3.9 Inventory. All inventory of Seller reflected on the Financial Statements and the inventory acquired since then consists of a quality and quantity usable and saleable in the ordinary course of business, and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. Except as set forth in Schedule 3.9, all inventory items of Seller are located at Seller's premises leased pursuant to the Toronto Lease and the California Lease described in Section 3.23 of this Agreement.

          3.10 Brokers and Finders. Except for Silverwood Partners, neither Seller nor Parent has retained, employed or used any broker, finder or financial consultant in connection with this Agreement or the negotiation thereof; nor have they agreed to allow any such party to share or participate in any way in the payment of any commission, finder's fee or other, similar, compensation in connection therewith. Parent shall be solely responsible for any fee or commission due Silverwood Partners related to the sale of the Purchased Assets.

          3.11 Tax Matters.

          (a) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to the Employees or other parties. As used herein, "Tax" means any federal, state, local or foreign income, payroll, employment, severance, withholding, social security, unemployment, disability excise, property, sales, use, franchise, gross receipts, license, occupation, customs and other taxes of whatever nature, including any interest, penalty or addition thereto, whether disputed or not.

          (b) All Tax Returns required to be filed by Seller or Parent through the date hereof have been filed, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are or will be true and correct and prepared in accordance with applicable Law and properly reflect, or will properly reflect, the Taxes of Seller for the periods covered thereby. As used herein, "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any Schedule or attachment thereto, and including any amendment thereof.

          (c) Except as set forth on Schedule 3.11, there will not be any unpaid Taxes due with respect to any period through the Closing Date, which are or could become a lien on the properties and assets of Seller or the Purchased Assets, except for current Taxes not yet due and payable. Neither Parent nor Seller has received any notice of assessment or proposed assessment by the Internal Revenue Service or any other governmental authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Seller or its properties, except as disclosed in Schedule 3.11.

          (d) Except as disclosed in Schedule 3.11, there are no Tax liens on any of the properties or assets of Seller except for liens for current taxes not yet due and payable and there is no basis for any additional assessment of any Taxes with respect to Seller. Seller has not waived any Law fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

          (e) Seller has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of any state, local, or foreign
Law), as a transferee or successor, by contract, or otherwise. Schedule 3.11 discloses the nature and amount of all deferred intercompany transactions as defined in Treasury Regulations 1.1502-13(a)(2).

          3.12 Liabilities and Obligations. Seller does not have any Liabilities (whether direct or indirect, absolute, matured, contingent or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the balance sheet contained in the Financial Statements, except: (a) Liabilities that are specifically disclosed in
Schedule 3.12; or (b) Liabilities incurred in the ordinary course of business since the date of such Financial Statements, and which are of the same nature as those set forth on such financial statements, and which are not, individually or in the aggregate, material to Seller. To the knowledge of Seller, there is no basis for assertion against Seller of any Liabilities not adequately reflected, reserved against or given effect to in the financial statements or in Schedule
3.12 except for Liabilities described in clause (b) of this Section 3.12.

              3.13 Related Party Transactions. Except as respects Purchased Assets owned by Parent and as set forth on Schedule 3.13, neither Seller, Parent, nor any of their affiliates or any officer or executive employee of any of them, directly or indirectly, has (i) any ownership interest in any assets or properties used in the Business, (ii) any financial, business or contractual relationship or arrangement with or loans outstanding to or from Seller, or
(iii) any ownership or financial interest in or contractual relationship with, or serves as an officer or director of, any customer, competitor, or supplier of Seller (excluding ownership of less than two percent (2%) of the outstanding stock of a publicly traded company). Except as set forth on Schedule 3.13, there are no material services provided by Parent to Seller.

              3.14   Contracts.

              (a) Except as set forth in Schedule 3.14, Seller is not a party to, or bound by, any oral or written contract, license, lease, agreement, indenture, arrangement, commitment or understanding (including purchase orders, sales orders and supply contracts) ("Contracts"): (i) pursuant to which Seller provides services to any customer ("Customer Contracts"); (ii) relating to the ownership, use or licensing of the Intellectual Property; (iii) for leasing any personal property (including leases for machinery and office equipment, furniture, fixtures, vehicles, tools and dies) which require an annual payment in excess of $5,000 or the unexpired term of which exceeds two (2) years and requires a payment in excess of $10,000 in the aggregate; (iv) for the employment of any person; (v) for the purchase or sale of membership interests, capital stock or interests in or convertible to membership interests, capital stock or any other form of equity interest; (vi) under which any indebtedness has been created, incurred, assumed or guaranteed; (vii) involving the payment or receipt of in excess of $5,000 per annum by Seller or the unexpired term of which exceeds two (2) years (including vendor supply contracts or "blanket" purchase orders); (viii) providing for the services of independent contractors, dealers, distributors, sales representatives, transportation agents or similar representatives involving the payment or receipt of in excess of $5,000 per annum by Seller; (ix) relating to oral or written and currently effective warranties or representations expressly or impliedly made by Seller in respect of any services rendered by Seller and any other Liability to service, repair, maintain, take back or otherwise do or not do anything in respect to any services that have been rendered by Seller; (x) constituting a partnership or joint venture or other partnering agreement or arrangement, (xi) between Seller and any governmental authority, (xii) leases for real property, or (xiii) constituting any other Contract that is material to the Business (including non-competition agreements, agreements to acquire or dispose of assets other than in the ordinary course of business and agreements restricting Seller from doing business in any manner).

              (b) All of the Contracts constitute legal, valid and binding obligations of the respective parties thereto in accordance with their terms, are in full force and effect, and neither Seller nor, to the knowledge of the Seller, any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under or cause the acceleration of Seller's obligations under the provision of (i) any Customer Contract, or (ii) any other Contract, the termination of which could have a material adverse effect upon the properties, assets, Liabilities, financial condition, results of operations or business prospects of Seller or the Business. Seller has delivered to Buyer correct, accurate and complete copies of all written Contracts disclosed on
Schedule 3.14, including all amendments thereto, and correct, accurate and complete description of the material terms of all oral Contracts (including, with respect to oral Customer Contracts, the pricing, billing and termination terms) disclosed on Schedule 3.14 is set forth on Schedule 3.14. Seller has not granted any collateral assignment, hypothecation or pledge of its interests under any Contract.

              (c) Each of the purchase orders included in the Assumed Contracts reflects the pricing and terms set forth in the standard or custom rate cards (as applicable) previously provided to Buyer.

              3.15 Receivables. All Accounts Receivable arose from services actually performed by Seller in the ordinary course of the Business. An aged list of all Accounts Receivable outstanding as of the most recent practicable date is included in Schedule 3.15. All Accounts Receivables are valid receivables subject to no set offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

              3.16 Litigation. Except as disclosed in Schedule 3.16: (i) there are no lawsuits, proceedings, claims or governmental investigations pending, or settled or adjudicated since January 1, 2001, or, to the knowledge of Seller, threatened against or involving, Seller or against or involving any of its properties or business, or against or involving any officers or directors of Seller and relating to the Business; (ii) none of such actions will have and, to the knowledge of Seller, there is no basis for any such action which could have, a Material Adverse Effect upon the properties, assets, Liabilities, financial condition, results of operations or business prospects of Seller or its right to conduct the Business as presently conducted; and (iii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Parent or Seller that materially and adversely could affect the properties, assets, Liabilities, financial condition, results of operations or business prospects of Seller or its right to conduct the Business as presently conducted.

              3.17 Insurance. Schedule 3.17 contains a list of all insurance policies specifying (a) the insurer, (b) the amount of the coverage, (c) the type of insurance, (d) the policy number and (e) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since December 31, 2000 and relating to the Business), maintained by or on behalf of Seller or Parent on the properties, assets, business or personnel of Seller. All such policies are (and pending Closing will continue to be) in full force and effect, and Seller or Parent is not in default in any material respect with respect to any provision contained in any insurance policies, nor has Seller or Parent failed to give any notice or present any claim thereunder in due and timely fashion. All such insurance is in amounts and against such risks as are usual and customary and adequate in the reasonable opinion of Seller to protect the Business and to comply with Seller's obligations to provide insurance under any of the Contracts or leases to which Seller is a party that contain a requirement that Seller maintain specified amounts of insurance and that are included in the Assumed Liabilities. Except as described in Schedule 3.17, the insurance coverage provided by the policies therein will not terminate or lapse or otherwise be affected by the transactions contemplated by this Agreement. At no time has Seller been denied any insurance or indemnity bond coverage that it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to them (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of Seller are necessary or required by such carrier, except for any such denials or notices as a result of a carrier's decision to exit the applicable line of coverage, and except for rate increases or policy modifications that, to the knowledge of Seller, are the result of conditions applicable to that line of coverage generally. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

              3.18   Employment, Labor and Other Relations.

              (a) Schedule 3.18(a) hereof contains a list of the names of each employee of Seller (including each employee on approved leave) ("Employee"). Seller previously has delivered to Buyer a list containing current (i.e., 2003) annual salary or wages and any accrued bonus, total compensation for the 2000, 2001 and 2002 calendar years, job title, location and any accrued vacation and/or sick days for such Employees. Schedule 3.18(a) also lists the name of any employee of Parent or its affiliates who provides services to the Seller or the Business, but who is not included in the definition of "Employee."

              (b) Except as disclosed in Schedule 3.18(b), Seller is not a party to and is not otherwise bound by any Contract (including any collective bargaining agreement) with any labor union or organization or other commitment respecting employment or compensation of any of Seller's officers, directors, agents or employees. Except as set forth in Schedule 3.18(b), neither Seller nor Parent has received notice of any charges or complaints involving any federal, state, local civil or foreign rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any similar foreign, state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, except for immaterial charges arising in the ordinary course of business. Seller is and has heretofore been in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) Employee Plans and arrangements and occupational safety and health programs, and Seller is not engaged in any violation of any Law related to employment, including unfair labor practices or acts of employment discrimination. Except as disclosed in
Schedule 3.18(b), no employees of Seller are represented by any labor union or organization. Except as disclosed in Schedule 3.18(b), there is no existing or, to the knowledge of Seller, threatened labor disturbance by Seller's employees.

              3.19   Employee Benefits.

              (a) There are no Employee Plans or any Employees entitled to retiree benefits under any Welfare Plans except as disclosed in Schedule 3.19, and true and correct copies of the Employee Plans have been furnished to Buyer. True and correct copies of all employee manuals or written statements of policy relating to the employment of Employees of Seller have been furnished to Buyer.

              (b) Seller has not received any notice to correct any material violation of any Law relating to any Employee Plans or the manner in which they are administered, with which it has not complied; and the provisions and operations of all such plans, programs and policies are in substantial compliance with applicable Law.

              (c) Seller does not maintain or contribute to, nor has Seller at any time since August 1, 2000, and before that date to its knowledge, maintained or contributed to, a "defined benefit plan" within the meaning of
Section 3(35) of ERISA. Seller does not maintain and has not had an obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA). Seller does not maintain any employee welfare benefit plan (as described in Section 3(1) of ERISA) except as set forth in Schedule 3.19. Each employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by, or contributed to, by Seller has been administered in compliance with its terms and with all filings, reporting, disclosure and other requirements of ERISA and, to the extent applicable, the Internal Revenue Code, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on Seller or such plan. Except as set forth on Schedule 3.19, Seller does not sponsor or maintain and has not at any time sponsored or maintained any qualified or nonqualified Pension Plan. Each of the Pension Plans set forth on
Schedule 3.19 which is intended to be qualified under Sections 401(a) and 501(a) of the Code has been determined by the Internal Revenue Service to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code. Since August 1, 2000, neither Seller nor any of its officers or directors has engaged in any transaction in violation of the prohibited transactions provisions set forth in Section 5975 of the Code or Section 506 of ERISA, which would be reasonably likely to result in material Liability, and to the knowledge of Seller, none of Seller's officers or directors had engaged in any such transaction before such date.

              (d) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed or distributed appropriately with respect to each Employee Plan. The requirements of COBRA (as set forth in Section 4980B of the Code and Section 601-609 of ERISA) have been met with respect to each Welfare Plan. Seller's or Parent's Employee Plans shall be responsible for all COBRA obligations with respect to Employees terminated prior to or in connection with the transaction contemplated by this Agreement.

              (e) All contributions (including employer contributions and employee salary reduction contributions) which are due have been paid to each Pension Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Pension Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Welfare Plan.

              (f) There is no Employee Plan that is a Welfare Plan, the benefits under which are not provided exclusively from the assets of Seller or through insurance contracts.

              (g) Except as disclosed in Schedule 3.19, since August 1, 2000, and before that date, to the knowledge of Seller, Seller has not incurred, nor has Seller taken actions that would cause it to incur, a "complete withdrawal" or "partial withdrawal", as defined in Sections 4203(a) and 4205(a), respectively, of ERISA, from any multiemployer pension plan as to which Seller contributes, has contributed or has or had an obligation to contribute. Except as disclosed in Schedule 3.19, Seller has not received from the sponsor of a multiemployer pension plan any notice of, or any notice relating to, withdrawal Liability under Part 1 of Subtitle E of Title IV of ERISA relating to such plan.

              (h) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of or accrued on behalf of any current or former director, officer or employee of Seller or entitle any such director, officer or employee to any severance or similar compensation or benefits, except as described in Section 6.2, nor shall it result in any breach or violation of, or a default under, any plan, contract or any other agreement.

              3.20   Environmental Matters.

              (a) Except as disclosed in Schedule 3.20, to the knowledge of Seller, all facilities leased, used or operated by Seller have been, and continue to be, leased, used or operated in compliance in all material respects with all applicable Environmental Laws.

              (b) Except as disclosed in Schedule 3.20, Seller is not named as a potentially responsible party, and, to the knowledge of Seller, is not otherwise responsible for any corrective action at, any location, pursuant to any Environmental Law, nor does Seller have knowledge that it may be named as potentially responsible party or otherwise be responsible for any corrective action at any location.

              (c) Seller has not used or operated any underground or aboveground storage tanks or other containers or any surface impoundments, septic tanks, pits, swamps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed on any of facilities leased, used or operated by Seller or, to the knowledge of Seller, on any property formerly owned, leased or occupied by, or on behalf of Seller, and Seller has never operated or removed any such tanks.

              (d) To the knowledge of Seller, there are no polychlorinated biphenyls, asbestos, asbestos-containing materials or urea formaldehyde in or at any facilities leased, used or operated by Seller.

              (e) There are no Environmental Claims pending or threatened against Seller and, to Seller's knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location currently or formerly used by, or on behalf of, Seller or any of its predecessors or with respect to any facilities owned, leased, used or operated by Seller.

              3.21 Rebate Liability. Set forth on Schedule 3.21 is a list and brief description of all customer or supplier arrangements pursuant to which Seller has any obligation to give rebates, credits or other pricing adjustments.

              3.22 Principal Customers and Suppliers. Schedule 3.22 sets forth a separate list of the ten largest customers of Seller in terms of sales during the fiscal year ended September 30, 2002, and the three (3) largest suppliers of Seller in terms of purchases by Seller, during the fiscal year ended September 30, 2002, showing in each case the approximate total sales and purchases by or from each such customer or supplier during such period; and comparable information for the twelve (12) months ended September 30, 2001. There are no other customers or suppliers, respectively, who accounted for more than five percent (5%) of Seller's sales or purchases, respectively, during such periods.

              Except as set forth on Schedule 3.22, no customer has disputed any payments paid to Seller since September 30, 2002 or currently due to Seller, and, to the knowledge of Seller, there is no basis for any such dispute.

              Except as described on Schedule 3.22, there has not been any material adverse change in the business relationship of Seller with any such named customer or supplier, or any other customer or supplier that is material to Seller. To the knowledge of Seller, (i) no customer listed on Schedule 3.22 intends to cease purchasing from or dealing with Buyer after the Closing nor intends to alter in any material respect the amount of such purchases or the extent of dealings with Buyer after the Closing and (ii) since December 31, 2002, has there been no material change in the business of any customer listed on Schedule 3.22 that would cause such customer to cease purchasing from or dealing with Buyer after the Closing or otherwise alter in any material respect the amount of such purchases or the extent of dealings with Buyer after the Closing.

              3.23 Real Estate and Leases. Seller does not now own and since August 1, 2000 has not owned, and to the knowledge of Seller, never has owned any real property. IIS as successor in interest to International Image Conversions, Inc. is a party to that certain Indenture dated January 15, 1990, as amended, for the premises located at 23 Prince Andrew Place, Don Mills, Ontario (the "Toronto Lease") and SFMS as successor in interest to International Image Services, L.L.C. is a party to that certain Commercial Lease dated August 10, 1995, as amended, for the premises located at 1703 and 1705 Stewart Street, Santa Monica, California (the "California Lease"). Seller has delivered to Buyer a correct, accurate and complete copy of such leases, including all schedules, amendments, supplements and other modifications thereto or imposing any obligations on Seller as respects such leases, and such leases reflect the complete understanding among the parties thereto as to the subject premises. Except as disclosed in Schedule 3.23 and except for the Toronto and California facilities disclosed above, Seller does not occupy any real property and, except for the Toronto Lease and California Lease, Seller is not a party to any Contract under which it is a lessee, sublessee or sublessor of, or holds or operates, any real property. Each of the Toronto Lease and the California Lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Seller nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the leases nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default. Except as disclosed on Schedule 3.23, to the knowledge of Seller the real property and the buildings thereon utilized by Seller in the conduct of the Business do not violate any building, zoning or other Laws, or any Contracts, applicable thereto. No notice of any such violation or claimed violation has been received by Seller or Parent. Seller has not granted any collateral assignment, hypothecation or pledge of its interests under the Toronto Lease or California Lease.

              3.24 Solvency. Seller is neither insolvent nor will it be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Seller will be able to pay its debts and Liabilities as they become due, and (b) the property of Seller will not constitute unreasonably small capital, and Seller will not have unreasonably small capital or insufficient capital with which to conduct its present or proposed business. As used herein, the term "insolvent" means, for any Person, that the sum of the present fair salable value of its assets does not and will not exceed its debts and other probable Liabilities.

              3.25 Disclosure. No representation or warranty of Parent or Seller made in this Agreement or in the Schedules, the Exhibits or in any agreement to be delivered by or on behalf of Parent or Seller hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules have been delivered or made available to Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

       4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

              4.1 Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own and lease its properties and to operate its business as and where it is now being conducted and to enter into this Agreement and perform the transactions contemplated hereby, including without limitation full legal right, power and authority to purchase and accept the Purchased Assets from Seller. Buyer is qualified or licensed to do business and in good standing in each jurisdiction in which such qualification or licensing is necessary, except for where failure to be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse Effect.

              4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby will at Closing have been duly authorized by the Board of Directors of Buyer. At Closing, no other act or proceeding on the part of Buyer shall be necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered and approved by the Boards of Directors of Buyer, the Agreement and the other documents and instruments to be executed by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

              4.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will: (a) violate any statute or law or any rule, regulation, order, or decree of any court or governmental authority; (b) require any authorization, notice to any court, administrative or governmental agency; or (c) violate or conflict with or constitute a default (or an event which, with notice of lapse of time, or both, would constitute a default) under any term or provision of Buyer's Certificate of Incorporation or Bylaws or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or which Buyer's assets or properties may be bound or affected, except, in the case of items (a), (b) and
(c), such violation, default, conflict or failure to obtain any authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

              4.4 Brokers and Finders. Buyer has not retained, employed or used any broker, finder or financial consultant in connection with this Agreement or the negotiation thereof; nor have they agreed to share or participate in any way in the payment of any commission, finder's fee or other compensation to such a party.

              4.5 Financing. Buyer has available sufficient immediately available funds necessary to consummate the transaction contemplated by this Agreement on a timely basis.

       5.     Covenants.

              5.1 Conduct of Business Pending Closing. From and after the date of this Agreement and until the Closing:

              (a) Full Access. Buyer and its authorized representatives and agents shall have reasonable access during normal business hours to the books, records, contracts and documents of Seller pertaining to the Business and the Purchased Assets, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives and agents all information with respect to the Business and the Purchased Assets as Buyer or its authorized representatives and agents may reasonably request.

              (b) Carry on Regular Course. Except as otherwise set forth in this Agreement, Seller shall carry on the Business substantially in the manner as heretofore conducted and shall not enter into any transaction outside the ordinary course of business related to the Business. Without limiting the generality of the foregoing, Seller will: (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained by Seller; (iii) comply with all Laws and contractual obligations applicable to Seller or the Business; (iv) not enter into any Contract which, if entered into prior to the date hereof, would have been required to be disclosed to Buyer pursuant to this Agreement, without Buyer's prior written consent; (v) refrain from taking any of the actions described in Section 3.5(c) - (m); and (vi) without limitation to the foregoing, confer with Buyer prior to implementing operational decisions of a material nature.

              (c) Preservation of Business. From the date hereof until the Closing Date, Seller shall carry on the Business diligently and shall use all reasonable efforts to keep the Business intact, including its present relationships with employees and customers and others having business relations with it.

              5.2    Non-Compete; Nonsolicitation.

              (a) In consideration of the benefits to be obtained by Seller and Parent as a result of the acquisition by Buyer of the Business and the Purchased Assets, and in order that Buyer may have and enjoy the full benefit of its acquisition of the Business and the Purchased Assets, for a period ending three (3) years after the Closing Date, neither Seller nor Parent shall, directly or indirectly, or as a stockholder, investor, owner, consultant, manager, member, partner, agent, through any of their respective affiliates or otherwise, or by means of any corporate or other device, engage in, or permit any of their names to be used in, any business that competes with the Business as presently conducted by Seller anywhere in the world; nor shall Seller or Parent by or for themselves or through their respective affiliates for such period solicit business, directly or indirectly, from any person who was a customer of Seller in the operation of the Business to provide services substantially similar to those provided by Seller in the operation of the Business, as a stockholder, investor, owner, consultant, manager, member, partner, agent or otherwise, or by means of any corporate or other device. Buyer acknowledges that the sale by Parent of Parent's current Mediasite Live, Vegas Video, Sound Forge, Sound Forge Studio, ACID Pro, ACID Music, Batch Converter, Mediasite Publisher, Noise Reduction, CD Architect and DVD Architect products (the "Sonic Products"), as such products have been described to Buyer by Seller, would not violate the provisions of this Section 5.2(a); provided that notwithstanding the forgoing, neither Seller, Parent nor any of their affiliates may use any of such Sonic Products or provide services in connection with those products in a manner that violates this Section. Seller and Parent represent that none of the Sonic Products includes components that are part of the Purchased Assets. For a period of one year following the Closing Date, neither Seller nor Parent nor any of their affiliates shall employ any of the Affected Employees; nor shall any of Seller or Parent for the two year period following the Closing Date solicit for employment by or for themselves or through their respective affiliates any employee of Seller who was offered employment with Buyer or its affiliates after the Closing Date (provided, however, that Seller or Parent may employ in a business that does not compete with the Business any Continuing Employee whose employment by Buyer following the Closing is terminated by Buyer, so long as any such individual would not then be in violation of any non-competition obligation of such individual to Buyer).

              (b) The restrictions in this Section 5.2 shall apply to Seller, Parent and each of their affiliates following any acquisition (whether by merger, stock purchase, asset purchase or other form of business combination) of any of the Seller, Parent or its affiliates by any person on or after the date hereof.

              5.3 Confidentiality. Seller and Parent acknowledge that they have had access to confidential information of the Business. Seller and Parent covenant and agree that they shall not, and shall cause their affiliates not to, use for their own behalf or divulge to any third party any confidential information or trade secrets of the Business; provided, however, that the foregoing shall not be interpreted to prohibit Seller or Parent from using their general business knowledge (so long as such knowledge does not constitute confidential information or trade secrets of the Business) in any manner that would not constitute a violation of Section
5.2. As used herein, confidential information shall consist of all information, knowledge or data relating to the Business (including all information relating to inventions, production methods, customer and prospective customer lists, prices, trade practices and transportation agent lists and agreements) which is not in the public domain or otherwise published or publicly available. Seller and Parent represent and warrant that all such confidential information is included in the Purchased Assets and neither Seller nor Parent nor any of their affiliates has retained any copies of such confidential information.

          5.4 Remedies. Seller and Parent acknowledge that the restrictions contained in Sections 5.2 and 5.3 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause Seller or Parent undue hardship, and that any violations of any provision of such provisions will result in irreparable injury to Buyer and that, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. The parties hereto agree that, if any provision of Section 5.2 is determined by a court of competent jurisdiction to be void or unenforceable, the court making such determination is hereby authorized and requested by the parties to adjudge the provision in question to be valid and enforceable to the maximum extent permissible under applicable law.

          5.5 Supplements to Disclosure Schedules. Each party hereto shall promptly (after obtaining knowledge thereof) inform the other party in writing of (i) any known variances from the representations and warranties made by such party in this Agreement which arise as a result of the occurrence of events between the date hereof and the Closing Date, and as a result of which if such representations and warranties were restated on the Closing Date, such representations and warranties would not be true and correct in any material respect, and (ii) any breach of any representation, warranty or covenant hereunder by such party; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof, to constitute a part of, or an amendment or supplement to, such party's Schedules, or to cure any breach or inaccuracy of a representation or warranty, unless so agreed to in writing by the other party; and provided, further, that such supplemental or amended disclosures by such party shall not entitle the other party to refuse to consummate the transactions contemplated hereby unless such supplemental or amended disclosures, individually or in the aggregate, disclose a failure to satisfy the conditions to Closing specified in
Section 7.2(a) or 7.3(a), as applicable. Without limiting the generality of the foregoing provision, prior to the Closing, Seller promptly shall notify Buyer in writing of all material developments affecting assets, liabilities, financial condition, operations, results of operations, customer or supplier relations, employee relations, or future prospects of the Business.

          5.6 Accounts Receivable. During the six (6) month period following the Closing, Buyer agrees to use reasonable efforts to collect any portion of the Accounts Receivable

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that were excluded from the Closing Statement pursuant to Section 2.3(a) or
2.3(b) hereof and were not included in the determination of the Working Capital Adjustment payment made by Buyer to Seller pursuant to Section 2.3(f) hereof (the "Unpaid Receivables"), in the same manner and with the same diligence that Buyer uses to collect their own accounts receivable. Buyer shall apply all money received from any party first to that party's oldest accounts, unless the payor objects or otherwise directs. Within ten (10) days following the end of such six
(6) month period, Buyer shall pay to Seller any portion of such Unpaid Receivables for which Buyer has received actual payment. Buyer shall have no other obligations to Seller as respects such Unpaid Receivables, and no further payments in respect of such Unpaid Receivables shall thereafter be made by Buyer to Seller.

          5.7 Hiring; Release. Seller and Parent acknowledge that prior to the date of this Agreement Buyer has hired, and pursuant to this Agreement Buyer has the right to hire, persons who previously were employed by Seller or its affiliates. Seller and Parent hereby consent to such employment by Buyer and further represent and agree that all agreements, if any, with Seller or its affiliates that restrict in any manner the ability of such employees to perform services for Buyer hereby are cancelled. Seller and Parent hereby release and forever discharge Buyer and its affiliates, and each of them, from and against any charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs or expenses arising out of or relating in any way, directly or indirectly, to any event, fact, transaction, omission or act, known or unknown, that arises out of or relates to such employment. Seller and Parent, on behalf of themselves and their affiliates, hereby covenant that none of them will pursue any claims or causes of action or sue any of Buyer or their affiliates on the basis of any causes of action, claims, grievances, damages, obligations, costs or expenses, known or unknown, arising out of or relating in any way, directly or indirectly, to the matters described in this Section or the conduct by Buyer of its business prior to the date of this Agreement or the Closing.

          5.8 Further Assurances. If at any time after the Closing Date, Buyer or Seller shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in Buyer, the title to the Purchased Assets, or (ii) otherwise carry out the purposes of this Agreement, Buyer, Seller and Parent agree that each of them shall execute and deliver all such deeds, assignments and assurances in law and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Purchased Assets in Buyer, and otherwise to carry out the purposes of this Agreement.

     6.   Employees.

          6.1 Affected Employees. On or prior to the Closing Date, Buyer shall make offers of employment to certain Employees designated by Buyer (the "Affected Employees"). All offers of employment made by Buyer to any of the employees of Seller based in Canada pursuant to this Agreement will be for the same or comparable positions as such Employees had with Seller, at the same base salary as now provided by Seller (with such position and salary based on the information provided to Buyer by Seller), and with generally the same or comparable benefits as are provided by Buyer to similarly-situated employees of Buyer. Buyer will recognize the past service of such employees with Seller and its predecessors for all purposes including severance. All offers of employment to employees of IIS shall be made in accordance with the Employment Standards Act of Ontario, Canada. All employees accepting offers of employment from Buyer shall be "Continuing Employees." Nothing express or implied in this Agreement shall obligate Buyer to provide employment to any Continuing Employee for any specific period of time.

          6.2 Severance. Buyer agrees to reimburse Seller for 50% of all severance payments made by Seller to Canadian-based employees of IIS who do not become Continuing Employees as and to the extent required under applicable Canadian common law or under the Employment Standards Act of Ontario, Canada; provided that in no event shall such reimbursement by Buyer exceed Fifteen Thousand Five Hundred Seventy Three U.S. Dollars ($15,573).

          6.3 Other Benefits. Except as specifically set forth in Section 6.2, Seller shall be responsible for and shall pay or otherwise satisfy all benefits, liabilities and obligations to employees of Seller (and their beneficiaries and dependents), including but not limited to salaries, wages, benefits, severance, bonuses, worker's compensation, accrued but unpaid liabilities for vacation or sick pay, and other employment obligations attributable to periods prior to Closing or payable as a result of the Closing or Seller's termination of the employees.

     7.   Closing.

          7.1 Closing Date. The closing of this transaction (the "Closing") shall take place at the offices of Lord, Bissell & Brook, 115 South LaSalle Street, Chicago, Illinois 60603, at 11:30 a.m. on the second business day (the "Closing Date") after the satisfaction or waiver of the last of the conditions set forth in Sections 7.2 and 7.3, which is anticipated to be on or about the date that is two weeks from the date of this Agreement, or at such other time and place mutually acceptable to the parties.

          7.2 Conditions Precedent to Obligations of Seller. Each and every obligation of Seller under this Agreement to be performed at the Closing shall be subject to the fulfillment by Buyer, prior to or at the Closing, of each of the following conditions unless waived in writing by Seller:

          (a) Representations and Warranties. Each representation and warranty made by Buyer in this Agreement or any Exhibit hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation and warranty has been made or given as of the Closing Date (except that in the case of representations and warranties already qualified by a materiality or Material Adverse Effect qualifier, such representations and warranties shall be true and correct in all respects as so written);

          (b) Covenants. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or at the Closing Date;

          (c) Documents. Buyer shall have executed and delivered to Seller each of the documents described in Section 7.5;

          (d) No Investigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; and

          (e) Approvals. All necessary approvals from any governmental entity that are applicable to the sale of the Purchased Assets pursuant to this Agreement shall have been obtained, except for such approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

          7.3 Conditions Precedent to Obligations of Buyer. Each and every obligation of Buyer under this Agreement to be performed at the Closing shall be subject to the fulfillment by Seller, prior to or at the Closing, of each of the following conditions unless waived in writing by Buyer:

          (a) Representations and Warranties. Each representation and warranty made by Seller or Parent in this Agreement or any Exhibit hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation and warranty had been made or given as of the Closing Date (except that in the case of representations and warranties already qualified by a materiality or Material Adverse Effect qualifier, such representations and warranties shall be true and correct in all respects as so written);

          (b) Covenants. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it before or at the Closing Date;

          (c) Documents. Seller shall have executed and delivered to Buyer each of the documents described in Section 7.4;

          (d) Consents. Seller shall have obtained all necessary consents, approvals, certifications, licenses and permits with respect to the transaction contemplated hereby, including, without limitation, the transfer of the Purchased Assets to Buyer on terms and conditions reasonably acceptable to Buyer, the absence of which would have a material adverse effect on Buyer's rights under this Agreement, or which would constitute a breach pursuant to the provisions of, or which would result in the termination or loss of any material right associated with or under any Assumed Contract, permit, or other obligation, or without which Buyer would be precluded or materially impeded from conducting the business or obtaining the benefit of the Purchased Assets. Without limiting the generality of the foregoing, consents to the transaction described in this Agreement shall have been obtained from each of the persons listed on Schedule 7.4.

          (e) No Investigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

          (f) Employment. At least fifty percent (50%) of the Affected Employees shall have agreed to become employees of Buyer;

          (g) Estoppel Certificates. Buyer shall have received Estoppel Certificates substantially in the form of Exhibit C hereto executed by each of the lessors of the real property leased by Seller;

          (h) Due Diligence. Buyer shall be satisfied in its sole discretion with the results of its due diligence investigation of Seller and the Business;

          (i) Approvals. All necessary approvals from any governmental entity that are applicable to the sale of the Purchased Assets pursuant to this Agreement shall have been obtained on terms and conditions reasonably acceptable to Buyer, except for such approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

          7.4 Items to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, all duly executed by Seller:

          (a) Bill of Sale. The Bill of Sale Agreement evidencing the transfer of title to the Purchased Assets from Seller to Buyer as of the Closing Date, substantially in the form attached hereto as Exhibit A, and such other instruments of sale, conveyance, transfer or assignment as may be reasonably requested by Buyer to carry out the purposes of this Agreement.

          (b) Certificate. A certificate signed by the President of Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects on and as of the Closing Date (except that in the case of representations and warranties already qualified by a materiality or Material Adverse Effect qualifier, such representations and warranties shall be true and correct in all respects as so written) with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller has performed and complied with all of Seller's obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

          (c) Resolutions. Certified resolutions of Seller's and Parent's Board of Directors approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          (d) Assignment Documents. Assignment documents in form and substance reasonably satisfactory to Buyer, transferring to Buyer all of Seller's rights and interest under the Trade Rights and the Assumed Contracts.

          (e) Software Support and Transition Services Agreement. A Software Support and Transition Services Agreement in form and substance mutually acceptable to the parties, whereby certain employees of Parent in Madison, Wisconsin will provide certain Software maintenance and support and other transition services for a period of up to six (6) months (including hosting web applications, programming support, and items such as phones, T1 lines, etc.), and for which Buyer shall pay to Parent $100/hour for application development and $125/hour for project management (with such hourly rates being increased by $25 for hours required in excess of a total of 30 hours), in each case in connection with the ongoing development of MediaWorks and Media Taxi applications.

          (f) License. A perpetual, royalty-free, assignable license in substantially the form attached hereto as Exhibit E permitting Buyer full use of the portion of the object code and source code for MediaQC that is not being transferred to Buyer hereunder (i.e., the portion of video conversion).

          (g) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement, and such other certificates of authority and documents as Buyer may reasonably request.

          7.5 Items to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following documents, all duly executed by Buyer.

          (a) Assumption Agreement. An Assumption Agreement, substantially in the form attached hereto as Exhibit B, evidencing the Buyer's assumption of the Assumed Liabilities.

          (b)  Payment. The Closing Payment as described in Section 2.2 hereof.

          (c) Resolutions. Certified resolutions of Buyer's Board of Directors approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          (d) Certificate. A certificate signed by the President of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects on and as of the Closing Date (except that in the case of representations and warranties already qualified by a materiality or Material Adverse Effect qualifier, such representations and warranties shall be true and correct in all respects as so written) with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

          (e) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement, and such other certificates of authority and documents as Seller may reasonably request.

     8.   Survival of Representations and Warranties and Covenants.

          (a) In the absence of fraud or willful misrepresentation, the representations and warranties in this Agreement shall survive for two (2) years following the Closing, except for: (a) the representations set forth in Section
3.2 (Authority) and Section 3.7(a) (Title to Assets) which shall survive for four (4) years following the Closing; and (b) the representations set forth in Section 3.11 (Taxes) and Section 3.20 (Environmental) which shall survive until 30 days after the expiration of the applicable statute of limitations. All covenants and agreements in this Agreement shall survive the Closing indefinitely.

          (b) All statements made by or on behalf of Parent and Seller herein or in the Schedules, Exhibits or in any of the ancillary agreements delivered to Buyer hereunder shall be deemed representations and warranties of Parent and Seller relied upon by Buyer. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

     9.   Indemnification.

          9.1 Seller's Indemnity. Seller and Parent shall jointly and severally indemnify, defend and hold Buyer and its respective affiliates and each of their officers, directors, stockholders, employees, successors and assigns harmless at any time and from time to time against any and all losses, liabilities, costs, claims, actions, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively "Damages"), resulting from, arising out of, or incurred with respect to:

          (a) the breach of any representation or warranty made by Seller or Parent in this Agreement or in any document or instrument referred to in this Agreement or delivered by Seller at Closing;

          (b) the falsity or breach of any covenant or agreement of Seller or Parent in this Agreement or in any document or instrument referred to in this Agreement or delivered by Seller at the Closing;

          (c) any Damages resulting from any event or occurrence, act or failure to act or the ownership and conduct of the Business at any time before and through the Closing Date, other than the Assumed Liabilities;

          (d)  the Excluded Liabilities;

          9.2 Buyer's Indemnity. Buyer shall indemnify, defend and hold Seller and Parent and its affiliates and each of their officers, directors, stockholders, employees, successors and assigns harmless at any time and from time to time against any and all of Seller's and Parent's Damages resulting from, arising out of or incurred with respect to:

          (a) the breach of any representation or warranty made by Buyer in this Agreement or in any document or instrument referred to in this Agreement or delivered by Buyer at Closing;

          (b) the falsity or material breach of any covenant or agreement of Buyer in this Agreement or in any document or instrument referred to in this Agreement or delivered by Buyer at the Closing;

          (c) any Damages resulting from any event or occurrence, act or failure to act or the ownership and conduct of the Business at any time after the Closing Date; and

          (d)  any Assumed Liabilities.

          9.3  Procedure for Asserting Indemnification.

          (a) The party seeking indemnification (the "Indemnitee") shall give the party from whom it is seeking indemnification (the "Indemnitor") written notice of any matter with respect to which it seeks to be indemnified (the "Claim") within a reasonable time after Indemnitee has knowledge of acts forming a sufficient basis for the Claim; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced. The Indemnitor will have the right to defend the Indemnitee against a Claim with counsel of Indemnitor's choice reasonably satisfactory to the Indemnitee so long as (a) the Indemnitor notifies the Indemnitee in writing within fifteen (15) days after the Indemnitee has given notice of the Claim to the Indemnitor that the Indemnitor will indemnify the Indemnitee in accordance with this Article 9, (b) the Claim involves primarily money damages and does not seek an injunction or other equitable relief which could have a materially adverse effect on Buyer or the Business and (c) the Indemnitor conducts the defense of the Claim actively and diligently. In such event, the Indemnitee shall have the right at its expense to employ counsel to participate in the defense of such Claim. If any of the conditions set forth in
(a) - (c) above are not fulfilled, Indemnitee shall have the right to assume the defense of the Claim, at the expense of Indemnitor, in such manner as it deems appropriate.

          (b) So long as the Indemnitor is defending or contesting any such Claim in accordance with the provisions set forth above actively and in good faith, the Indemnitee shall not settle such Claim. The Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim and all matters that could have been asserted in connection with such claim, with prejudice. The Indemnitee shall make reasonably available to the Indemnitor or its representatives all records and other materials required by them and in the possession or under the control of the Indemnitee, for the use of the Indemnitor and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense, and any related costs thereof shall be paid by Indemnitor.

          (c) Except for the Claim of a third party as to which Indemnitor has properly exercised its right to defend in accordance with Section 9.3(a) above, unless Indemnitor objects to the determination or computation of the total amount of the indemnification shown in the written notice specified in Subsection 9.3(a), such amount shall be promptly paid to Indemnitee.

If Indemnitor objects to such determination or computation, Indemnitor shall promptly pay to Indemnitee any amounts not so disputed and each party will have all remedies available at law or in equity.

          9.4 Amount Limitation. An Indemnitee shall not be entitled to indemnification under Sections 9.1(a) and 9.2(a) of this Agreement unless and until the aggregate of the Indemnitor's indemnification obligations to the Indemnitee pursuant to this Agreement exceeds Two Hundred Thousand Dollars ($200,000) (the "Threshold"); in such event, the Indemnitee will be entitled to indemnification for all breaches of representations and/or warranties in the Threshold amount plus any amounts in excess of such Threshold amount from dollar one and up to a total aggregate maximum amount equal to the Purchase Price; provided, however, that the limitations in this Section 9.4 shall not be applicable: (x) to any intentional breach of, or willful misrepresentation with respect to, any representation or warranty; or (y) to breaches of the representations and warranties in Section 3.2 (Authority), Section 3.7(a) (Title to Assets), Section 3.10 (Brokers), Section 3.20 (Environmental) and Section 4.4 (Brokers). Provided, further, that for purposes of identifying breaches of representations and warranties that give rise to Damages subject to the Threshold, any materiality or Material Adverse Effect qualification to such representations or warranties shall be ignored.

          9.5 Not Exclusive Remedy. Buyer, Parent and Seller acknowledge and agree that the foregoing indemnification provision of this Section 9 shall not be the exclusive remedy of each of them with respect to the transactions contemplated by this Agreement, and each of the parties to this Agreement shall have all rights and remedies available to them in law or in equity by reason of any breach of this Agreement by any other parties hereto.

     10. Termination.

          10.1 Right of Termination Without Breach.

          (a) Termination Upon Mutual Consent. This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of Buyer and Seller.

          (b) Termination by Buyer. This Agreement may be terminated without further liability of Buyer at any time after the date that is three weeks from the date of this Agreement ("Termination Date"), and prior to the Closing by giving written notice to Seller if all of the conditions specified in Section
7.2 shall not have been satisfied (except to the extent the satisfaction of any such condition shall have been waived by Seller).

          (c) Termination by Seller. This Agreement may be terminated without further liability of Seller at any time after the Termination Date and prior to the Closing by giving written notice to Buyer if all of the conditions specified in Sections 7.2(e) or 7.3 shall not have been satisfied (except to the extent the satisfaction of any such condition shall have been waived by Buyer).

          10.2 Termination for Breach.

          (a) Termination by Buyer. If there has been a material violation or breach by Seller of any of the agreements, representation or warranties contained in this Agreement that has not been cured by Seller within five (5) days of Buyer notifying Seller in writing of such breach or waived in writing by Buyer.

          (b) Termination by Seller. If there has been a material violation or breach by Buyer of any of the agreements, representation or warranties contained in this Agreement which has not been cured by Buyer within five (5) days of Seller notifying Buyer in writing of such breach or waived in writing by Seller.

          10.3 Effect of Termination. If any party terminates this Agreement pursuant to Section 10, all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other party (except for any liability of any party then in breach).

     11.  Miscellaneous.

          11.1 Expenses Incident to Transaction. Each party shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement, and Parent and Seller agree that none of such costs or expenses shall be charged against the Purchased Assets.

          11.2 Governing Law. This Agreement shall be construed and interpreted according to the internal laws and decisions of the State of Illinois.

          11.3 Notices. All notices, requests, demands and other communications hereunder shall be deemed to be duly given when personally delivered or when mailed, certified mail, with postage prepaid, or if by fax, when sent, if followed up with a hard copy, and

          (a)  If to Buyer, to:

                    Deluxe Media Services, Inc.
                    568 Atrium Drive
                    Vernon Hills, Illinois 60061
                    Attention: President
                    Telephone No.: 847-990-4100
                    Fax No.: 847-549-8240

               in each case, with a copy to:

                    Lord, Bissell & Brook
                    115 South LaSalle Street
                    Chicago, Illinois 60603
                    Attention: Larry S. Goldberg
                    Telephone No.: 312-443-0532
                    Fax No.: 312-443-0336

               (or at such other address or with a copy to such other person or address as may have been designated from time to time by notice in writing); and

          (b)  If to Seller to:

                    Sonic Foundry Media Services, Inc.
                    1617 Sherman Avenue
                    Madison, Wisconsin 53704
                    Attention: Chief Financial Officer
                    Attention: General Counsel
                    Telephone No.: 608-256-3133
                    Fax No.: 608-204-8807

               with a copy to:

                    McBreen & Kopko
                    20 North Wacker Drive, Suite 2520
                    Chicago, Illinois 60606
                    Attention: Fred Kopko
                    Telephone No.: 312-332-6405
                    Fax No.: 312-332-2657

               (or at such other address or with a copy to such other person or address as may have been designated from time to time by notice in writing).

          11.4 Entire Agreement. This instrument including the documents referred to herein and the confidentiality agreement entered into between Buyer and Seller replaces all prior agreements among Seller and Buyer and embodies the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, discussions and warranties.

          11.5 Modification; Waiver. No modification or waiver of any provisions of this Agreement or consent to any departure therefrom shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

          11.6 Assignment; Binding Nature. Except as specifically set forth herein, this Agreement shall not be assignable by any party without the express written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Buyer may assign all or any part of its rights under this Agreement to any entity that directly or indirectly controls, is controlled by, or is under common control with Buyer; provided further, that if Buyer assigns all or any part of its rights under this Agreement, Buyer shall remain obligated to all of the covenants and obligations of Buyer contained in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

          11.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by a single arbitrator in an arbitration conducted in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association and with the express power to subpoena witnesses and records. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be final and nonappealable. The arbitrator shall have the authority to settle such controversy or claim by finding that a party should be enjoined from certain actions or be compelled to undertake certain actions, and in such event said court may enter an order enjoining and/or compelling such actions as found by the arbitrator. The parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

          11.8 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, except that a party's approval shall not be required as to any statements and other information which the other party is required to submit to the Securities and Exchange Commission, the NASDAQ, New York Stock Exchange or otherwise as required by law, in which event the disclosing party will use its best efforts to advise the other party prior to making the disclosure.

          11.9 Counterparts; Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto. Signatures made by facsimile shall be deemed original signatures

          11.10 Negotiation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          11.11 Third-Party Beneficiaries. No third-party beneficiary rights shall be implied from anything contained in this Agreement.

          11.12 Bulk Transfer Law. Buyer and Seller waive compliance with any "bulk sales" law under the Wisconsin Uniform Commercial Code or any other bulk sales or bulk transfer laws.

          11.13 Knowledge. The phrase "to Seller's knowledge" or similar phrases means those facts and circumstances that any director or officer of Seller or Parent, knows or reasonably should know after due inquiry by such persons directed to such officers, directors or employees of Seller or such person as would be reasonably likely to have information relating to the facts or circumstances in question.

          11.14 Definitions. Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Appendix of Definitions attached hereto and hereby made a part hereof. The meaning assigned to each term defined herein or therein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein or therein, each of its other grammatical forms shall have a corresponding meaning.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused it to be duly executed, as of the date first set forth above.

BUYER:                                  SELLER:

DELUXE MEDIA SERVICES, INC.             SONIC FOUNDRY, INC.

By:    _____________________________    By:   ______________________________
Name:  _____________________________    Name: ______________________________
Title: _____________________________    Title ______________________________


                                        SONIC FOUNDRY MEDIA SERVICES, INC.

                                        By:   ______________________________
                                        Name: ______________________________
                                        Title ______________________________


                                        INTERNATIONAL IMAGE SERVICES INC.

                                        By:   ______________________________
                                        Name: ______________________________
                                        Title ______________________________

                             APPENDIX OF DEFINITIONS

The following definitions shall be applicable for purposes of this Agreement except as otherwise specifically provided to the contrary in the text of the Agreement.

"Accounting Referee" shall have the meaning set forth in Section 2.3 of this Agreement.

"Accounts Receivable" shall have the meaning set forth in Section 1.1 of this Agreement.

"Affected Employees" shall have the meaning set forth in Section 6.1 of this Agreement.

"Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

"Assumed Contracts" shall have the meaning set forth in Section 1.1(c) of this Agreement.

"Assumed Liabilities" shall have the meaning set forth in Section 1.4 of this Agreement.

"Business" shall have the meaning set forth in the recitals to this Agreement.

"Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

"California Lease" shall have the meaning set forth in Section 3.23 of this Agreement.

"Claim" shall have the meaning set forth in Section 9.3 of this Agreement.

"Closing" shall have the meaning set forth in Section 7.1 of this Agreement.

"Closing Date" shall have the meaning set forth in Section 7.1 of this Agreement.

"Closing Payment" shall have the meaning set forth in Section 2.1 of this Agreement.

"Closing Statement" shall have the meaning set forth in Section 2.3(b) of this Agreement.

"Closing Working Capital" shall have the meaning set forth in Section 2.3 of this Agreement.

"Consent" shall have the meaning set forth in Section 1.5 of this Agreement.

"Continuing Employees" shall have the meaning set forth in Section 6.1 of this Agreement.

"Contract" shall have the meaning set forth in Section 3.14 of this Agreement.

"Customer Contracts" shall have the meaning set forth in Section 3.14 of this Agreement.

"Customer Prepayments" shall have the meaning set forth in Section 1.1 of this Agreement.

"Damages" shall have the meaning set forth in Section 9.1 of this Agreement.

"Employee" shall have the meaning set forth in Section 3.18(a) of this Agreement.

"Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy to which Seller makes premium payments, whether or not such party is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, Contract, policy or commitment (including any Pension Plan or Welfare Plan) whether any of the foregoing is funded, insured or self-funded, written or oral, (a) to which Seller is a party or by which Seller (or any of its rights, properties or assets) is bound, or (b) with respect to which Seller has made any payments, contributions or commitments since January 1, 1995, or may otherwise have any Liability (whether or not any such party still maintains such plan, trust, Contract, policy or commitment).

"Environment" means surface waters, groundwaters, surface water sediment, soil, subsurface strata, ambient air and other environmental medium.

"Environmental Law" means any Law relating to pollution, protection or preservation of the Environment, human health or safety or natural resources, relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, or the preservation of the Environment or mitigation of adverse effects thereon and each Law with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Closing Working Capital" shall have the meaning set forth in Section 2.3(a) of this Agreement.

"Excluded Assets" shall have the meaning set forth in Section 1.2 of this Agreement.

"Excluded Liabilities" shall have the meaning set forth in Section 1.4 of this Agreement.

"Final Closing Statement" shall have the meaning set forth in Section 2.3(b) of this Agreement.

"Financial Statements" shall have the meaning set forth in Section 3.5 of this Agreement.

"Hazardous Substances" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, dangerous or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, material arid wastes, lead and lead-based paints and materials, and radon.

"IIS" shall have the meaning set forth in the first paragraph of this Agreement.

"Indemnitee" shall have the meaning set forth in Section 9.3 of this Agreement.

"Indemnitor" shall have the meaning set forth in Section 9.3 of this Agreement.

"Intellectual Property" shall have the meaning set forth in Section 1.1(e) of this Agreement.

"Interim Working Capital Payment" shall have the meaning set forth in Section
2.4 of this Agreement.

"Inventory" shall have the meaning set forth in Section 1.1 of this Agreement.

"Laws" shall have the meaning set forth in Section 3.6 of this Agreement.

"Material Adverse Effect" shall have the meaning set forth in Section 3.1 of this Agreement.

"Parent" shall have the meaning set forth in the first paragraph of this Agreement.

"Pension Plan" shall mean any pension plan, fund or program within the meaning of Section 3(2) of ERISA (a) to which Seller is a party or by which Seller (or any of its rights, properties or assets) is bound, or (b) with respect to which such Person has made any payments, contributions or commitments since January 1, 1995, or may otherwise have any Liability (whether or not any such party still maintains such plan, trust, Contract, policy or commitment).

"Proposed Closing Statement Adjustments" shall have the meaning set forth in
Section 2.3(b) of this Agreement.

"Purchase Price" shall have the meaning set forth in Section 2.1 of this Agreement.

"Purchased Assets" shall have the meaning set forth in Section 1.1 of this Agreement.

"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, and the like into or upon any land or water or air or otherwise into the Environment.

"Restricted Interests" shall have the meaning set forth in Section 1.5 of this Agreement.

"Seller" shall have the meaning set forth in the first paragraph of this Agreement.

"SFMS" shall have the meaning set forth in the first paragraph of this Agreement.

"Software" shall have the meaning set forth in Section 1.1 of this Agreement.

"Sonic Products" shall have the meaning set forth in Section 5.2(a) of this Agreement.

"Tax" shall have the meaning set forth in Section 3.11 of this Agreement.

"Tax Return" shall have the meaning set forth in Section 3.11 of this Agreement.

"Threshold" shall have the meaning set forth in Section 9.4 of this Agreement.

"Toronto Lease" shall have the meaning set forth in Section 3.23 of this Agreement.

"Trade Rights" shall have the meaning set forth in Section 1.1 of this Agreement.

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"Welfare Plan" shall mean any welfare plan, fund or program within the meaning of Section 3(1) of ERISA (a) to which Seller is a party or by which Seller (or any of its rights, properties or assets) is bound, or (b) with respect to which such Person has made any payments, contributions or commitments since January 1, 1995, or may otherwise have any Liability (whether or not any such party still maintains such plan, trust, Contract, policy or commitment).

"Working Capital Adjustment" shall have the meaning set forth in Section 2.3 of this Agreement.

"Working Capital Initial Payment" shall have the meaning set forth in Section 2.3(a) of this Agreement.

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